SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2004

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

000-50093		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

1500 Market Street Philadelphia, PA		19102-2148
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 665-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 4, 2005, we entered into a new employment agreement with our Chairman and Chief Executive Officer, Mr. Brian L. Roberts. The new agreement is effective as of June 1, 2005, the date on which his previous employment agreement expired. The Compensation Committee of our Board reviewed and unanimously approved the terms and conditions of the new agreement, following a report from the Company’s compensation consultants, Mercer Human Resources. The independent members of our Board have also unanimously approved the new agreement.

Under the new agreement, which expires on June 30, 2009, Mr. Roberts will be entitled to a base salary of $2,500,000 and, consistent with Mr. Roberts’ prior agreement, a cash bonus in an amount not less than 300% of base salary based on achievement of performance goals and as determined by the Compensation Committee. The agreement further entitles Mr. Roberts to receive a credit each year to our deferred compensation plan of a specified amount. For 2005, the credit is $2,000,000. The agreement also contains provisions relating to life insurance and other benefits.

Mr. Roberts did not receive any “signing bonus,” grant of stock options or restricted stock units or other special one-time compensation for entering into the agreement. The agreement is based on the same form of employment agreement used by the Company for its other executive officers.

A copy of Mr. Roberts’s new agreement is attached hereto as Exhibit 99.1.

Item 9(c) Exhibits.

Exhibit Number	Description

99.1	Employment Agreement dated as of June 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION
Date:	August 5, 2005	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President, General Counsel & Secretary